VERTRO ANNOUNCES STOCK REPURCHASE PROGRAM

NEW YORK, NY, Feb 15, 2011 — Vertro, Inc. (NASDAQ: VTRO) today announced that its Board of Directors has approved a stock repurchase program that authorizes the Company to repurchase up to $1.0 million of its common stock over a period of  one year, based upon market conditions and other factors. The Company expects to use existing cash or cash from operations to finance any transactions. Repurchases will be made in accordance with applicable securities law in the open market or through privately negotiated transactions at the Company’s discretion.  Any repurchases under the program may be made up to February 15, 2012 unless extended by the Board of Directors, and may be suspended or discontinued at any time without prior notice. As of November 3, 2010, there were 7,030,555 shares of the Company’s Common Stock outstanding.

"This new stock repurchase program underscores our confidence in the long-term strength of our business,” said Peter Corrao, Vertro’s President and CEO. "We believe repurchasing our stock demonstrates our commitment of returning value to our shareholders."

www.vertro.com

About Vertro, Inc.
Vertro, Inc. (NASDAQ: VTRO) is an Internet company that owns and operates the ALOT product portfolio. Through ALOT, consumers can discover apps which they can display through three specific products: ALOT Appbar, ALOT Toolbar and ALOT Home. These apps are developed in-house and by third party app developers and are designed to enhance the way people interact with content online. ALOT has millions of users across its product portfolio. Together these users conduct high-volumes of type-in-search queries, which are monetized through third-party search and content agreements.

Source: VTRO-G

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (3) our ability to develop and successfully market new products and services, and (4) the potential acceptance of new products in the market.  Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q3 2010.

Contact:

Alex Vlasto, VP Marketing and Communications
646-253-0627
Alex.vlasto@vertro.com

OR

ICR, Inc.
Denise Garcia, SVP
203-682-8335
Denise.Garcia@icrinc.com